                                                                                                                                          Exhibit 10.03a

EXHIBIT A

AMENDMENT TO THE

SCANA Corporation Director Compensation and Deferral Plan

            Pursuant to the authority granted to the Board of Directors of SCANA Corporation as evidenced in Section 10.10 of the SCANA Corporation Director Compensation and Deferral Plan (the “Plan”), the Plan is amended as follows effective as of November 2, 2005:

I.                   Section 1.2 of the Plan is amended as follows:

1.2       Purpose of the Plan.  The purpose of the Plan is to promote the achievement of long-term objectives of the Company by linking the personal interests of Nonemployee Directors, as defined in Section 2(r) herein, to those of the Company’s shareholders and to attract and retain Nonemployee Directors of outstanding competence by mandating that one hundred percent (100%) (plus a round-up amount in lieu of any fractional share) of the Retainer Fee of each Participant as defined in Section 2(u) herein, be paid in Company Stock, unless such amount is voluntarily deferred to a future date in accordance with the Plan’s terms.  The Plan is intended to conform to the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any replacement rule in effect from time to time (“Rule 16b-3”).  The Plan also provides a means by which Nonemployee Directors may defer certain additional amounts to some future period.

II.                Section 3.2(a) of the Plan is amended as follows:

(a)        Unless otherwise deferred in accordance with Section 4, one hundred percent (100%) of each Participant’s Retainer Fee amounts shall be paid to the Participant as soon as practicable after the beginning of each calendar quarter (as determined by the Board of Directors (or its delegate)) and such payment shall be made entirely in shares of Company Stock.

III.             Section 3.2(b) of the Plan is amended as follows:

(b)        Unless otherwise deferred in accordance with Section 4, one hundred percent (100%) of each Participant’s meeting attendance and conference fees shall be paid to the Participant at such times determined by the Board of Directors or its delegate.  Within a reasonable period of time before any amounts are paid under this Section 3.2(b), each Participant shall elect (in accordance with procedures established by the Board of Directors or its delegate) whether to receive the amounts otherwise payable under this Section 3.2(b) all in cash or all in shares of Company Stock.

IV.              Section 4.1(a)(ii) of the Plan is amended as follows:

(ii)        the Participant elects to defer up to one hundred percent (100%) of his meeting attendance and conference fees and designates that all such deferrals shall be credited on his behalf one hundred percent (100%) to the Growth Increment Ledger or one hundred percent (100%) to the Company Stock Ledger.  In addition, the Participant may elect to defer one hundred percent (100%) of his Retainer Fee provided that such deferral shall be credited on his behalf one hundred percent (100%) only to the Company Stock Ledger.